Exhibit 99.1

MANITEX INTERNATIONAL REPORTS

FIRST QUARTER 2024 RESULTS

Bridgeview, IL, May 2, 2024 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today reported financial results for the three months ended March 31, 2024.

FIRST QUARTER 2024 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $73.3 million, +8.1%

•	Gross profit of $16.9 million, +17.2%; gross margin of 23.0%, +179 basis points

•	Net Income of $2.3 million; Adjusted Net Income of $3.4 million, or $0.17 per diluted share

•	Adjusted EBITDA of $8.4 million, +33.5%; Adjusted EBITDA margin of 11.4%, +218 basis points

•	Net leverage of 2.7x as of March 31, 2024

•	Reiterated full-year 2024 financial guidance

MANAGEMENT COMMENTARY

“We delivered a strong first quarter performance, highlighted by 8% year-over-year organic revenue growth and strong margin realization, demonstrating our continued progress under our value creation roadmap detailed within our Elevating Excellence strategy,” stated Michael Coffey, Chief Executive Officer of Manitex. “Our first quarter performance was driven by a combination of strong growth in North America, together with continued cost reductions and process improvements, culminating in more than 33% year-over-year growth in first quarter Adjusted EBITDA.”

“We continue to make progress on our commercial growth initiatives, highlighted by increasing adoption of recent new product launches, deeper partnerships with our dealer network, and increased market share gains,” noted Coffey. “We saw strong product adoption from the recently launched PM 70.5 articulated truck-mounted crane. We expect momentum to build through the year for our latest offering from PM Group, and we look forward to launching this innovative product to the North American market later this year. This is the first of several new product offerings from PM Group that will be integral to us expanding our distribution of PM Group products in North America.”

“Our strategic focus on operational excellence remains a central pillar of our value creation strategy,” continued Coffey. “During the first quarter, we made further progress on process enhancements to our manufacturing facilities that resulted in improved production efficiencies and cost savings. In addition, we’ve enhanced our procurement and supply chain capabilities, adding several new suppliers, resulting in meaningful cost reductions. These actions, together with our focus on a higher-value mix of integrated products and solutions, contributed to an Adjusted EBITDA margin of 11.4% in the first quarter, an improvement of nearly 220 basis points from the prior-year period.”

“Since launching Elevating Excellence last year, we’ve continued to improve our production velocity and supply chain optionality,” continued Coffey. “In combination, these actions have reduced customer lead times, enhanced our profitability, and increased customer satisfaction. We ended the first quarter with a backlog of nearly $155 million.”

“We remain committed to a disciplined, returns-focused capital allocation strategy,” stated Joseph Doolan, Chief Financial Officer of Manitex. “As we move through 2024, we expect a decline in working capital from current levels, which is expected to contribute to improved free cash conversion. We intend to direct free cash generated by our business toward debt reduction, which remains our leading near-term capital allocation priority. We finished the first quarter with a ratio of net debt to trailing twelve-month adjusted EBITDA of 2.7x, down from 2.9x at the end of 2023, and nearly $30 million of cash and availability under our credit facilities to support the profitable growth of our business.”

“Entering the second quarter, we continue to execute at a high level, building upon the progress we’ve made under Elevating Excellence,” noted Coffey. “Our strong backlog, coupled with favorable conditions within core infrastructure, transmission & distribution and mining markets, position us for another year of profitable growth, leading us to reiterate our full-year 2024 financial guidance.”

FIRST QUARTER 2024 PERFORMANCE

Manitex reported net revenue of $73.3 million for the first quarter 2024, up 8.1% from net revenue of $67.9 million for the same period last year owing to solid growth in both the Lifting Equipment and Rental segments.

Lifting Equipment Segment revenue was $66.0 million during the first quarter 2024, an increase of 7.9%, versus the prior-year period. The revenue increase was a result of the ongoing improvements in manufacturing throughput, particularly in the Manitex business.

Rental Equipment Segment revenue was $7.4 million in the first quarter 2024, an increase of 9.2% versus the prior year, driven by strong end-market demand, as well as contribution from the Lubbock, Texas location that opened in March 2023. The Rabern business benefitted from the deployment of new rental fleet, pricing gains, and expansion into the Lubbock market.

Total gross profit was $16.9 million in the first quarter, an increase of 17.2% from $14.4 million in the prior-year period due to increased manufacturing throughput, lower material costs driven by supply chain initiatives, product mix optimization and more favorable pricing. As a result of these factors, gross profit margin increased 179 basis points to 23.0% during the first quarter 2024.

SG&A expense was $11.1 million for the first quarter, essentially unchanged from $11.0 million for the comparable period last year. R&D costs of $0.9 million were up modestly from $0.8 million from last year.

Operating income was $4.9 million for the first quarter 2024, compared to $2.6 million for the same period last year. First quarter operating margin was 6.7%, an improvement from 3.8% in the prior year period. The year-over-year improvement in operating income and operating margin was driven by the solid gross margin performance combined with operating expense leverage.

The Company delivered net income of $2.3 million, or $0.11 per diluted share, for the first quarter 2024, compared to a net income of less than $0.1 million, or $0.00 per diluted share, for the same period last year.

Adjusted EBITDA was $8.4 million for the first quarter 2024, or 11.4% of sales, up 33.5% from adjusted EBITDA of $6.3 million, or 9.3% of sales, for the same period last year. See Non-GAAP reconciliations in the appendix of this release.

As of March 31, 2024, total backlog was $154.2 million, down from $170.3 million at the end of the fourth quarter 2023.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2024, total debt was $91.4 million. Cash and cash equivalents as of March 31, 2024, were $5.1 million, resulting in net debt of $86.4 million. Net leverage was 2.7x at the end of the first quarter 2024, down from 2.9x at the end of fourth quarter 2023. As of March 31, 2024, Manitex had total cash and availability of approximately $30 million.

2024 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the management’s current expectations and beliefs as of May 2, 2024, and is subject to change.

	Full-Year 2023 Actual	Full-Year 2024
Total Revenue ($MM)	$291.4	$300 to $310
Total Adjusted EBITDA ($MM)	$29.6	$30 to $34
Total Adjusted EBITDA Margin	10.1%	10.5	%*

*	Assumes mid-point of the guidance range.

FIRST QUARTER 2024 RESULTS CONFERENCE CALL

Manitex will host a conference call today at 9:00 AM ET to discuss the Company’s first quarter 2024 results.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Manitex website at https://www.manitexinternational.com/eventspresentations.aspx, and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	(800) 717-1738
International Live:	(646) 307-1865

To listen to a replay of the teleconference, which will be available through May 16, 2024:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Passcode:	1155742

NON-GAAP FINANCIAL MEASURES AND OTHER ITEMS

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our condensed consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditures and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. All per share amounts are on a fully diluted basis. The quarterly amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$4,847	$9,269
Cash – restricted	207	212
Trade receivables (net)	50,423	49,118
Other receivables	1,931	553
Inventory (net)	83,510	82,337
Prepaid expenses and other current assets	4,144	4,084

Total current assets	145,062	145,573

Total fixed assets, net of accumulated depreciation of $31,339 and $29,751 at March 31, 2024 and December 31, 2023, respectively	51,594	49,560
Operating lease assets	7,829	7,416
Intangible assets (net)	11,323	12,225
Goodwill	36,968	37,354
Deferred tax assets	3,469	3,603

Total assets	$256,245	$255,731

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$50,753	$47,644
Accrued expenses	14,095	14,503
Related party payables (net)	7	27
Notes payable (net)	22,658	25,528
Current portion of finance lease obligations	632	605
Current portion of operating lease obligations	2,081	2,100
Customer deposits	2,133	2,384

Total current liabilities	92,359	92,791

Long-term liabilities
Revolving term credit facilities (net)	48,531	47,629
Notes payable (net)	17,004	18,401
Finance lease obligations (net of current portion)	2,609	2,777
Operating lease obligations (net of current portion)	5,748	5,315
Deferred tax liability	4,291	4,145
Other long-term liabilities	4,211	4,989

Total long-term liabilities	82,394	83,256

Total liabilities	174,753	176,047

Commitments and contingencies
Equity
Preferred stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock—no par value 25,000,000 shares authorized, 20,316,054 and 20,258,194 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	134,700	134,328
Additional paid-in capital	5,645	5,440
Retained deficit	(63,699)	(65,982)
Accumulated other comprehensive loss	(5,369)	(4,169)

Equity attributable to shareholders of Manitex International	71,277	69,617
Equity attributed to noncontrolling interest	10,215	10,067

Total equity	81,492	79,684

Total liabilities and equity	$256,245	$255,731

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net revenues	$73,343	$67,871
Cost of sales	56,460	53,461

Gross profit	16,883	14,410
Operating expenses
Research and development costs	854	814
Selling, general and administrative expenses	11,119	11,031

Total operating expenses	11,973	11,845

Operating income	4,910	2,565
Other income (expense)
Interest expense	(1,872)	(1,765)
Interest income	79	—
Foreign currency transaction loss	(476)	(55)
Other income (expense)	34	(758)

Total other expense	(2,235)	(2,578)

Income (loss) before income taxes	2,675	(13)
Income tax expense	244	13

Net income (loss)	2,431	(26)

Net income (loss) attributable to noncontrolling interest	148	(79)

Net income attributable to shareholders of Manitex International, Inc.	$2,283	$53

Income per share
Basic	$0.11	$0.00
Diluted	$0.11	$0.00
Weighted average common shares outstanding
Basic	20,284,920	20,122,054
Diluted	20,363,642	20,122,054

Net Sales and Gross Margin

	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$73,343	$73,343	$78,653	$78,653	$67,871	$67,871
% change Vs Q4 2023	(6.8%)	(6.8%)
% change Vs Q1 2023	8.1%	8.1%
Gross margin	16,883	16,883	16,422	16,422	14,410	14,257
Gross margin % of net sales	23.0%	23.0%	20.9%	20.9%	21.2%	21.0%

Backlog

	Mar 31, 2024	Dec 31, 2023	Sept 30, 2023	June 30, 2023	Mar 31, 2023
Backlog from continuing operations	154,182	170,286	196,872	223,236	238,096
Change Versus Current Period		(9.5%)	(21.7%)	(30.9%)	(35.2%)

Backlog is defined as orders for equipment which have not yet shipped as well as orders by foreign subsidiaries for international deliveries. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.

Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income Attributable to Shareholders of Manitex International, Inc. to Adjusted Net Income

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net income attributable to shareholders of Manitex International, Inc.	$2,283	$5,199	$53
Adjustments, including net tax impact	1,127	1,116	1,436
Adjusted net income attributable to shareholders of Manitex International, Inc.	$3,410	$6,315	$1,489
Weighted diluted shares outstanding	20,363,642	20,306,534	20,122,054
Diluted earnings per share as reported	$0.11	$0.26	$0.00
Total EPS effect	$0.06	$0.05	$0.07
Adjusted diluted earnings per share	$0.17	$0.31	$0.07

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net Income	$2,431	$5,457	$(26)
Interest expense	1,793	2,046	1,765
Tax expense	244	(3,357)	13
Depreciation and amortization expense	2,794	2,760	3,052

EBITDA	$7,262	$6,906	$4,804
Adjustments:
Stock compensation	$633	$463	$766
FX	476	883	55
Severance / restructuring costs	(51)	—	—
Pension settlement	—	(230)	487
Litigation / legal settlement	—	—	324
Other	69	—	(153)

Total Adjustments	$1,127	$1,116	$1,479

Adjusted EBITDA	$8,389	$8,022	$6,283

Adjusted EBITDA as % of sales	11.4%	10.2%	9.3%

Net Debt

	March 31, 2024	December 31, 2023	March 31, 2023
Total cash & cash equivalents	$5,051	$9,481	$10,135
Notes payable - short term	$22,658	$25,528	$21,237
Current portion of finance leases	632	605	532
Notes payable - long term	17,004	18,401	21,970
Finance lease obligations - LT	2,609	2,777	3,239
Revolver, net	48,531	47,629	49,190

Total debt	$91,434	$94,940	$96,168

Net debt	$86,383	$85,459	$86,033

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long-term portion of long-term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.